Exhibit 99.1

Q2 news release
FOR THE SIX MONTHS ENDED JUNE 30, 2013

Calgary, August 1, 2013

Imperial Oil announces estimated second quarter financial and operating results

	Second quarter			Six months
(millions of dollars, unless noted)	2013	2012	%	2013	2012	%

Net income (U.S. GAAP)	327	635	(49)	1,125	1,650	(32)
Net income per common share
- assuming dilution (dollars)	0.38	0.75	(49)	1.32	1.94	(32)

Capital and exploration expenditures	1,637	1,308	25	4,613	2,481	86

Rich Kruger, Chairman, President and Chief Executive Officer of Imperial Oil, commented:

Our workforce maintained its commitment to industry-leading safety and environmental performance. In addition, several noteworthy events occurred during the quarter, including initial production at our Kearl oil sands mining project and the decision to convert our Dartmouth refinery to a fuels terminal. We also managed significant planned maintenance at Cold Lake and the Strathcona refinery and our Calgary workforce successfully responded to the state of emergency during recent flooding, ensuring business continuity.

Imperial’s earnings in the second quarter were $327 million compared with $635 million for the same period in 2012. Included is a non-cash charge of $264 million associated with the Dartmouth decision.

Gross oil-equivalent production averaged 276,000 barrels a day, up 7,000 barrels a day and refinery throughput averaged 435,000 barrels a day, up 51,000 barrels a day from the same period last year, respectively. We estimate that volumes this quarter were reduced by 11,000 barrels a day and 40,000 barrels a day due to significant planned maintenance at Cold Lake and Strathcona, respectively.

Production of pipeline quality diluted bitumen from one of the three proprietary froth treatment trains at our world-class Kearl initial development began on April 26, 2013. Since that time, our focus has been on synchronizing facilities and working toward stable operations. The learnings from these initial efforts are being incorporated into the commissioning of subsequent trains to improve start-up efficiency for the two remaining trains of the initial development and the three trains associated with the Kearl expansion project.

Second quarter capital and exploration expenditures of $1.6 billion were primarily directed towards Upstream growth projects, including Kearl and Cold Lake expansions, which were 43 percent and 48 percent complete, respectively, as of June 30, 2013.

In June, Imperial Oil and ExxonMobil jointly contributed $500,000 to flood-relief efforts in southern Alberta. We also supplied fuel to affected markets without interruption, and donated Esso gas cards to the Red Cross and other response agencies. In addition, hundreds of our employees volunteered at company-sponsored relief efforts to help those in need.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

Second quarter highlights

—

Net income of $327 million included a non-cash charge of $264 million to convert the Dartmouth refinery to a fuels terminal. This compares with earnings of $635 million for the second quarter of 2012. Net income per common share on a diluted basis was $0.38, down $0.37 from the second quarter of 2012.

—

Production averaged 276,000 oil equivalent barrels a day, up 7,000 barrels a day from the same period last year. Increased production from Kearl and XTO Canada more than offset planned maintenance impacts at Cold Lake.

—

Refinery throughput was up significantly at 435,000 barrels a day, margins were down about 25 percent. Lower maintenance impacts increased refinery throughput by 51,000 barrels a day compared to the same quarter in 2012, but industry refining margins were down reflecting the narrowing Brent/WTI crude price spread.

—	Capital investments of $1,637 million, continued to be directed primarily towards the company’s Upstream growth projects most notably Kearl expansion and Cold Lake Nabiye.

—

Cash generated from operating activities was $738 million, a decrease from $1,317 million in the second quarter of 2012. Lower cash flow was primarily associated with inventory build as a result of lower pipeline apportionment and the start-up of Kearl initial development. This contrasts with an inventory draw during the same period in 2012 following planned refinery maintenance. A strong balance sheet was maintained; total debt was 23 percent of capital at the end of June 30, 2013.

—

Kearl initial development started production, expansion project progressing per plan. Production from the first of three proprietary paraffinic froth treatment trains at Kearl began on April 26, 2013. The process is producing pipeline quality bitumen. Synchronizing facilities and working toward stable operations have been the focus during the quarter resulting in optimization of froth metering and filtration, solvent to bitumen ratios and froth and ore inventory management. These optimizations are being implemented across operations as well as on the expansion project. Production ramp-up continues, line-fill operations are advanced, and diluted bitumen sales are expected to begin in the third quarter. Although production volumes to date have been relatively low, we continue to expect to reach 110,000 barrels a day (78,000 barrels a day Imperial’s share) later in 2013. The Kearl expansion project progressed to 43 percent complete, remains on track for a 2015 start-up and is expected to ultimately produce 110,000 barrels a day (78,000 barrels a day Imperial’s share).

—

Major Cold Lake turnaround completed, Nabiye project on schedule. The largest-ever preventive maintenance of Cold Lake’s Mahkeses facilities was completed safely and ahead of schedule. With nearly half of the Nabiye plant modules on site, and drilling operations underway on the fifth and sixth of the project’s seven pads, the project was 48 percent complete as of June 30, 2013 and on target for a late 2014 start up and is expected to produce 40,000 barrels a day.

—

Dartmouth refinery to be converted to fuels terminal. The start-up of the converted facilities, which will continue to serve our east coast customers, is planned for later in 2013. This decision, which triggered a $264 million non-cash after- tax charge, will improve the competitiveness of our Downstream business.

—

Imperial Oil and ExxonMobil file LNG export application. WCC LNG Ltd., jointly owned by Imperial Oil Resources Limited (50 percent) and ExxonMobil Canada Ltd. (50 percent), filed an application with the National Energy Board for an LNG export license of up to 30 million tons per year on June 19, 2013. The application will support further assessment of the potential development of a natural gas liquefaction facility on the northwest coast of British Columbia.

—

Cyclic Solvent Process (CSP) recognized as breakthrough technology. Recognizing the ability to significantly reduce energy and water usage to extract oil via in-situ operations, the Alberta Government announced a $10 million royalty allowance for Imperial Oil’s CSP pilot at Cold Lake.

Second quarter 2013 vs. second quarter 2012

The company’s net income was $327 million, compared with $635 million for the second quarter of 2012. Second quarter 2013 earnings included a non-cash charge of $264 million associated with the conversion of the Dartmouth refinery to a terminal. Net income per common share on a diluted basis was $0.38, down $0.37 per share from the second quarter of 2012.

Other factors contributing to lower second quarter earnings in 2013 included lower industry refining margins of about $285 million, higher start-up related operating costs at Kearl of about $90 million and lower bitumen production and higher maintenance costs at Cold Lake totalling about $80 million. These factors were partially offset by favourable impacts of about $220 million associated with improved refinery operations and lower maintenance activities, higher liquids realizations of about $130 million and higher volumes at Syncrude of about $45 million.

Upstream net income in the second quarter was $397 million, $37 million higher than the same period of 2012. Earnings increased primarily due to higher liquids realizations of about $130 million, higher volumes at Syncrude of about $45 million and lower royalty costs of about $35 million due to higher cost recovery for capital investments. These factors were partially offset by higher start-up related operating costs at Kearl of about $90 million. Sales of Kearl diluted bitumen continue to be expected in the third quarter of 2013. Earnings were also negatively impacted by lower bitumen production and higher costs at Cold Lake totalling about $80 million due to planned maintenance activities.

The price differential between Brent crude oil, the benchmark for Atlantic basin markets, and West Texas Intermediate (WTI), a common benchmark for mid-continent North American oil markets, narrowed to $8.27 a barrel in U.S. dollars in the second quarter of 2013, compared to $14.86 a barrel in the corresponding period last year. As discounts for WTI crude oil decreased, the company’s average realizations in Canadian dollars on sales of conventional and synthetic crude oils increased about seven and 12 percent, respectively. The company’s average bitumen realizations in Canadian dollars in the second quarter of 2013 also increased about 15 percent to $65.66 a barrel as the price spread between light crude oil and Cold Lake bitumen narrowed. The company’s average realization on natural gas sales of $3.50 a thousand cubic feet in the second quarter of 2013 was higher by $1.70 a thousand cubic feet versus the same period in 2012.

Gross production of Cold Lake bitumen averaged 144 thousand barrels a day, down eight thousand barrels a day from the same period last year. Lower volumes were primarily due to the largest-ever preventive maintenance of the Mahkeses facilities. The maintenance activities have been successfully completed, and the plant has returned to normal operations.

The company’s share of Syncrude’s gross production in the second quarter was 68 thousand barrels a day, up from 60 thousand barrels in the second quarter of 2012. Increased production was due to lower maintenance activities partially offset by the negative impact of weather on mine operations in mid-June. Planned maintenance activities of one of the three cokers originally scheduled for later in the year was advanced into June and is scheduled to complete in early August.

Gross production of conventional crude oil averaged 22 thousand barrels a day in the second quarter, versus 20 thousand barrels in the corresponding period in 2012.

Gross production of natural gas during the second quarter of 2013 was 204 million cubic feet a day, up from 195 million cubic feet in the same period last year. The higher production volume reflected the contributions from XTO Canada (formerly Celtic) and the Horn River pilot which more than offset normal field decline.

On April 26, production from the first of three proprietary paraffinic froth treatment trains began at the Kearl initial development. The process is producing pipeline quality bitumen as planned. For the quarter, Kearl’s production volume contribution was low, at four thousand barrels a day as synchronizing

Second quarter 2013 vs. second quarter 2012 (continued)

facilities and working toward stable operations was the focus. Line-fill operations are advanced, and diluted bitumen sales are expected to begin in the third quarter. We expect to reach 110,000 barrels a day (78,000 barrels a day Imperial’s share) later in 2013.

Downstream net income was negative $97 million in the second quarter versus $232 million in the second quarter of 2012. Earnings in the second quarter of 2013 included a non-cash after tax charge of $264 million associated with the conversion of the Dartmouth refinery to a fuels terminal. Earnings were also negatively impacted by lower industry refining margins of about $285 million resulting from the narrowing price differential between Brent and WTI crude oils. These factors were partially offset by favourable impacts of about $220 million associated with improved refinery operations and lower refinery maintenance activities.

Chemical net income was $42 million in the second quarter versus $49 million in the same quarter last year. Lower sales volumes for chemical products were partially offset by higher polyethylene margins.

Net income effects from Corporate and Other were negative $15 million in the second quarter, versus negative $6 million in the same period of 2012.

Cash flow generated from operating activities was $738 million in the second quarter, versus $1,317 million in corresponding period in 2012. Lower cash flow was primarily due to lower pipeline apportionment and inventory build associated with the start-up of Kearl initial development, versus an inventory draw during the same period in 2012 following planned refinery maintenance.

Investing activities used net cash of $1,562 million in the second quarter, compared with $1,224 million in the same period of 2012. Additions to property, plant and equipment were $1,616 million in the second quarter, compared with $1,290 million during the same quarter 2012. Expenditures during the quarter were primarily directed towards the advancement of the Kearl expansion and Cold Lake Nabiye projects. The Kearl expansion is expected to bring on additional production of 110,000 barrels of bitumen a day, before royalties, of which the company’s share would be about 78,000 barrels a day. Start-up is expected late 2015. The Nabiye expansion at Cold Lake is expected to bring on additional production of more than 40,000 barrels of bitumen a day, before royalties. Start-up is expected to be late 2014.

Cash from financing activities was $1,043 million in the second quarter, compared with cash used in financing activities of $142 million in the second quarter of 2012. In the second quarter, the company increased its long-term debt level by $799 million by drawing on an existing facility and issued additional commercial paper which increased short-term debt by $348 million.

The above factors led to an increase in the company’s balance of cash to $542 million at June 30, 2013, from $482 million at the end of 2012.

Six months highlights

—

Net income was $1,125 million, down from $1,650 million in 2012. Earnings included a non-cash after tax charge of $264 million associated with the conversion of the Dartmouth refinery to a fuels terminal.

—	Net income per common share was $1.32 compared to $1.94 in 2012.

—	Cash generated from operations was $1,335 million, versus $2,364 million in 2012.

—	Gross oil-equivalent barrels of production averaged 280,000 barrels a day, up 1,000 barrels a day from the same period last year 2012.

—	Refinery throughput averaged 432,000 barrels a day, up 21,000 barrels a day from the same period last year.

—	Per-share dividends declared in the year totalled $0.24, unchanged from 2012.

Six months 2013 vs. six months 2012

Net income in the first six months of 2013 was $1,125 million or $1.32 a share on a diluted basis, versus $1,650 million or $1.94 a share for the first half of 2012. Earnings included a non-cash after tax charge of $264 million associated with the conversion of the Dartmouth refinery to a terminal.

Other factors contributing to lower first half earnings in 2013 included lower industry refining margins of about $155 million, higher start-up related operating costs at Kearl of about $145 million, lower liquids realizations of about $140 million and lower bitumen production and higher maintenance costs at Cold Lake totalling about $85 million. These factors were partially offset by lower royalty costs of about $195 million and improved refinery operations and lower refinery maintenance activities totalling about $105 million.

Upstream net income for the six months of 2013 was $697 million, $205 million lower than the same period of 2012. Earnings decreased primarily due to higher start-up related operating costs at Kearl of about $145 million, lower liquids realizations of about $140 million and lower bitumen production and higher maintenance costs at Cold Lake totalling about $85 million. These factors were partially offset by lower royalty costs of about $195 million.

The price differential between Brent crude oil, the benchmark for Atlantic basin markets, and West Texas Intermediate (WTI), a common benchmark for mid-continent North American oil markets, narrowed to $13.15 a barrel in U.S. dollars in the first six months of 2013, compared to $15.19 a barrel in the corresponding period last year. As discounts for WTI crude oil decreased, the company’s average realizations in Canadian dollars on sales of conventional and synthetic crude oils increased about one and four percent, respectively. The company’s average bitumen realizations in Canadian dollars in the first six months of 2013 decreased about 12 percent to $54.03 a barrel as the price spread between light crude oil and Cold Lake bitumen widened in the first half of 2013. The company’s average realization on natural gas sales of $3.50 a thousand cubic feet in the first six months 2013 was higher by $1.41 a thousand cubic feet versus the same period in 2012.

Gross production of Cold Lake bitumen averaged 154 thousand barrels a day, compared with 155 thousand barrels in the first half of 2012. Slightly lower volumes were primarily due to planned maintenance at the Mahkeses plant in the second quarter of 2013.

During the first six months of 2013, the company’s share of Syncrude’s gross production was 67 thousand barrels a day, essentially unchanged from the same period in 2012.

Gross production of conventional crude oil averaged 20 thousand barrels a day in the first half of 2013, unchanged from the same period in 2012.

Six months 2013 vs. six months 2012 (continued)

Gross production of natural gas during the six months of 2013 was 195 million cubic feet a day, essentially unchanged from 197 million cubic feet in the same period last year.

Downstream net income was $381 million, a decrease of $306 million over the same period in 2012. Earnings in the first half of 2013 included a non-cash after tax charge of $264 million associated with the conversion of the Dartmouth refinery to a fuels terminal. Earnings were also negatively impacted by lower industry refining margins of about $155 million resulting from the narrowing pricing differential between Brent and WTI crude oils. These factors were partially offset by the favourable impacts of about $105 million associated with improved refinery operations and lower refinery maintenance activities.

Chemical net income was $77 million, down $7 million over the same period in 2012.

For the six months of 2013, net income effects from Corporate & Other were negative $30 million, versus negative $23 million last year.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as under government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

SECOND QUARTER 2013

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2013	2012	2013	2012

Net Income (U.S. GAAP)
Total revenues and other income	7,958	7,515	15,972	15,048
Total expenses	7,526	6,675	14,470	12,856

Income before income taxes	432	840	1,502	2,192
Income taxes	105	205	377	542

Net income	327	635	1,125	1,650

Net income per common share (dollars)	0.39	0.75	1.33	1.95
Net income per common share - assuming dilution (dollars)	0.38	0.75	1.32	1.94

Other Financial Data
Federal excise tax included in operating revenues	330	340	656	656

Gain/(loss) on asset sales, after tax	38	46	41	70

Total assets at June 30			34,974	27,241

Total debt at June 30			5,072	1,205
Interest coverage ratio - earnings basis
(times covered)			117.3	255.9

Other long-term obligations at June 30			4,196	3,856

Shareholders’ equity at June 30			17,298	14,664
Capital employed at June 30			22,393	15,895
Return on average capital employed (a)
(percent)			16.5	23.4

Dividends declared on common stock
Total	102	102	204	204
Per common share (dollars)	0.12	0.12	0.24	0.24

Millions of common shares outstanding
At June 30			847.6	847.6
Average - assuming dilution	850.8	851.6	850.7	851.4

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

SECOND QUARTER 2013

	Second Quarter		Six Months
millions of Canadian dollars	2013	2012	2013	2012

Total cash and cash equivalents at period end	542	996	542	996

Net income	327	635	1,125	1,650
Adjustment for non-cash items:
Depreciation and depletion	452	178	637	368
(Gain)/loss on asset sales	(51)	(55)	(55)	(84)
Deferred income taxes and other	141	169	170	217
Changes in operating assets and liabilities	(131)	390	(542)	213

Cash flows from (used in) operating activities	738	1,317	1,335	2,364

Cash flows from (used in) investing activities	(1,562)	(1,224)	(4,497)	(2,288)
Proceeds from asset sales	54	61	62	139

Cash flows from (used in) financing activities	1,043	(142)	3,222	(282)

Attachment III

IMPERIAL OIL LIMITED

SECOND QUARTER 2013

	Second Quarter		Six Months
millions of Canadian dollars	2013	2012	2013	2012

Net income (U.S. GAAP)
Upstream	397	360	697	902
Downstream	(97)	232	381	687
Chemical	42	49	77	84
Corporate and other	(15)	(6)	(30)	(23)

Net income	327	635	1,125	1,650

Revenues and other income
Upstream	2,446	2,059	4,600	4,551
Downstream	6,627	6,648	13,869	13,230
Chemical	400	416	780	842
Eliminations/Other	(1,515)	(1,608)	(3,277)	(3,575)

Total	7,958	7,515	15,972	15,048

Purchases of crude oil and products
Upstream	866	740	1,723	1,761
Downstream	5,379	5,234	10,999	10,255
Chemical	271	282	531	596
Eliminations	(1,515)	(1,611)	(3,277)	(3,581)

Purchases of crude oil and products	5,001	4,645	9,976	9,031

Production and manufacturing expenses
Upstream	881	701	1,628	1,292
Downstream	534	499	916	840
Chemical	54	47	107	92
Eliminations	(1)	-	(2)	-

Production and manufacturing expenses	1,468	1,247	2,649	2,224

Capital and exploration expenditures
Upstream	1,569	1,272	4,507	2,417
Downstream	50	30	77	53
Chemical	2	1	3	2
Corporate and other	16	5	26	9

Capital and exploration expenditures	1,637	1,308	4,613	2,481

Exploration expenses charged to income included above	21	18	44	46

Attachment IV

IMPERIAL OIL LIMITED

SECOND QUARTER 2013

Operating statistics	Second Quarter		Six Months
	2013	2012	2013	2012

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	144	152	154	155
Syncrude	68	60	67	67
Conventional	22	20	20	20
Kearl	4	-	2	-

Total crude oil production	238	232	243	242
NGLs available for sale	4	4	4	4

Total crude oil and NGL production	242	236	247	246

Gross natural gas production (millions of cubic feet a day)	204	195	195	197

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	276	269	280	279

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	123	117	131	117
Syncrude	68	60	66	63
Conventional	17	15	16	15
Kearl	4	-	2	-

Total crude oil production	212	192	215	195
NGLs available for sale	4	4	3	3

Total crude oil and NGL production	216	196	218	198

Net natural gas production (millions of cubic feet a day)	182	214	181	204

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	246	231	248	232

Cold Lake blend sales (thousands of barrels a day)	188	200	201	204
NGL sales (thousands of barrels a day)	9	10	9	10
Natural gas sales (millions of cubic feet a day)	175	180	163	181

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	82.17	76.77	78.22	77.52
NGL realizations (a barrel)	31.55	38.21	33.10	44.40
Natural gas realizations (a thousand cubic feet)	3.50	1.80	3.50	2.09
Synthetic oil realizations (a barrel)	100.97	90.11	98.39	94.72
Bitumen realizations (a barrel)	65.66	56.90	54.03	61.67

Refinery throughput (thousands of barrels a day)	435	384	432	411
Refinery capacity utilization (percent)	86	76	85	81

Petroleum product sales (thousands of barrels a day)
Gasolines (Mogas)	224	215	216	210
Heating, diesel and jet fuels (Distillates)	151	133	155	141
Heavy fuel oils (HFO)	36	32	32	28
Lube oils and other products (Other)	49	34	40	34

Net petroleum products sales	460	414	443	413

Petrochemical sales (thousands of tonnes)	243	263	483	528

  (a) Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

SECOND QUARTER 2013

	Net income (U.S. GAAP)	Net income per common share
	(millions of Canadian dollars)	(dollars)

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63

Year	1,579	1.86

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95

Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86
Third Quarter	859	1.01
Fourth Quarter	1,005	1.19

Year	3,371	3.98

2012
First Quarter	1,015	1.20
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.27

Year	3,766	4.44

2013
First Quarter	798	0.94
Second Quarter	327	0.39